As filed with the Securities and Exchange Commission on  October 10, 2013
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

WORTHINGTON INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)
Ohio	31-1189815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio  43085
(Address of Principal Executive Offices)  (Zip Code)

Worthington Industries, Inc.
Amended and Restated 1997 Long-Term Incentive Plan, as amended
(Full title of the plan)

Dale T. Brinkman, Esq.
Vice President – Administration,
   General Counsel and Secretary
Worthington Industries, Inc.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
(Name and address of agent for service)
Copy to: Elizabeth Turrell Farrar, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215

(614) 438-3001
(Telephone number, including area
code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, without par value	2,000,000	$35.37	$70,740,000	$9,649

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional Common Shares that may be necessary to adjust the number of Common Shares reserved for delivery pursuant to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (as amended, the “Plan”) in accordance with the anti-dilution provisions of the Plan as a result of a share split, share dividend, recapitalization or other similar transaction or adjustment affecting the Common Shares as specified in such anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations promulgated under the Securities Act and computed on the basis of  $35.37 per share, which is the average of the high and low sales prices for a Common Share of Worthington Industries, Inc. as reported on the New York Stock Exchange on October 4, 2013.

Index to Exhibits is located on page 11

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Worthington Industries, Inc. (“Registrant” or the “Company”) with respect to additional common shares, without par value (the “Common Shares”), of Registrant to be offered and delivered pursuant to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (as amended, the “Plan”).  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated by the Commission under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents, which have been previously filed by Registrant with the Commission, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013, filed with the Commission on July 30, 2013;

•	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2013, filed with the Commission on October 10, 2013;

•
Registrant’s Current Reports on Form 8-K filed with the Commission on June 24, 2013, June 27, 2013 (excluding Items 2.02 and 7.01 and Exhibit 99.1), July 2, 2013, July 31, 2013, September 26, 2013 (excluding Items 2.02 and 7.01 and Exhibit 99.1), October 1, 2013 (excluding Item 2.02 and Exhibit 99.1), and October 1, 2013;

•	Registrant’s definitive proxy statement, dated August 16, 2013 and filed with the Commission on that date, related to Registrant’s Annual Meeting of Shareholders held on September 26, 2013; and

•
The description of Registrant’s Common Shares contained in Registrant’s Registration Statement on Form S-3 (SEC Registration No. 333-165942) filed by Registrant with the Commission on April 8, 2010, together with any subsequent amendment or report filed for the purpose of updating such description.

All documents which may be filed by Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents.  To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not Applicable.

Item 5.                 Interests of Named Experts and Counsel.

The validity of the Common Shares offered by Registrant under the Plan will be passed upon by Dale T. Brinkman, who is the Vice President-Administration, General Counsel and Secretary of Registrant.  Mr. Brinkman is eligible to participate in the Plan.  As of October 1, 2013, Mr. Brinkman beneficially owned 47,610 Common Shares of Registrant (including 11,000 restricted Common Shares) and held options to purchase 131,000 additional Common Shares at various exercise prices.  Pursuant to Registrant’s Code of Regulations and an Indemnification Agreement entered into between Registrant and Mr. Brinkman on July 25, 2008, Registrant is required to indemnify Mr. Brinkman, to the greatest extent permitted by Ohio law, against specified expenses and liabilities that may arise in connection with a proceeding by reason of his status or service as an officer of Registrant, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful and (b) with respect to proceedings by or in the right of Registrant, he is not adjudged to be liable to Registrant for negligence or misconduct in the performance of his duties to Registrant.

Item 6.                 Indemnification of Directors and Officers.

Ohio General Corporation Law (Chapter 1701 of Ohio Revised Code)

Under Section 1701.13(E) of the Ohio Revised Code (the “OGCL”), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with any action, suit or proceeding to the extent they are successful in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such action, suit or proceeding.  A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise.” Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by a corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the directors agree to reasonably cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the directors’ act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied.  A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than derivative actions, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.  Such indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.  A corporation may also provide indemnification in derivative actions for expenses  (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation.  Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions.  A corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses  (including attorneys’ fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation unless, and only to the extent that, a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL.

Section 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise.

Section 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

Code of Regulations of Registrant

The Code of Regulations of Registrant (the “Regulations”) provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL.  The Regulations provide that Registrant must indemnify officers and directors against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action, suit or proceeding (whether criminal, civil, administrative or investigative and whether a derivative action or not) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Registrant or is or was serving at the request of Registrant as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual’s act or omission giving rise to the claim for indemnification was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, Registrant and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual’s conduct was unlawful.  The Regulations forbid Registrant from indemnifying an officer or director in a derivative action if such person is adjudged to be liable for an act or omission occasioned by such person’s deliberate intent to cause injury to, or by such person’s reckless disregard for the best interests of, Registrant unless and only to the extent the Court of Common Pleas in Franklin County, Ohio, or the court in which the action was brought, despite such adjudication of liability and in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper.

The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a person claiming indemnification was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Registrant, and with respect to any criminal matter, that such person had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, by itself, rebut this presumption.

The Regulations state that, to the extent an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such officer or director must be promptly indemnified by Registrant against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him or her in connection therewith.

The Regulations state that an indemnitee’s expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) must be paid by the Registrant in advance of the final disposition of the action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred, but only if such officer or director first agrees, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which such person shall have not been successful on the merits or otherwise, if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter, such person’s relevant action or failure to act was occasioned by his or her deliberate intent to cause injury to Registrant or his or her reckless disregard for the best interests of Registrant, unless, and only to the extent that, the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought determines that, despite such determination and in view of all of the circumstances, such officer or director is fairly and reasonably entitled to all or part of such indemnification.

The Regulations state that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights to which any person seeking indemnification may be entitled under Registrant’s articles or regulations, any agreement, a vote of Registrant’s disinterested directors or otherwise.  Additionally, the Regulations provide that Registrant may purchase and maintain insurance or furnish similar protection on behalf of any person who is or was a director, officer, employee, agent or volunteer of Registrant, or who is or was serving as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or entity at the request of Registrant, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person's status as such, whether or not Registrant would have the obligation or power to indemnify such person under the Regulations.  The Regulations also authorize Registrant to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Registrant or who is serving or has served another entity at the request of Registrant.

Indemnification Agreements

Registrant has entered into an indemnification agreement with each of its directors and executive officers.  The indemnification agreements generally obligate Registrant to hold harmless and indemnify such directors and executive officers against specified expenses and liabilities they may incur in the performance of their respective duties to the greatest extent permitted by Ohio law, provided that (1) such directors and executive officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful and (2) with respect to proceedings by or in the right of Registrant (a) such executive officers were not adjudged to be liable to Registrant for negligence or misconduct in the performance of their duties to Registrant or (b) such directors were not adjudged to be liable to Registrant for (i) an act or omission undertaken with deliberate intent to cause injury to Registrant or with reckless disregard for the best interests of Registrant or (ii) approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL. The indemnification agreements also require Registrant to advance expenses to a director or executive officer prior to the final disposition of a proceeding if specified conditions are satisfied. The indemnification agreements provide procedures for determining a director’s or executive officer’s entitlement to indemnification and specify certain remedies relating to indemnification and advancement of expenses. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which a director or an executive officer may be entitled under Registrant’s Amended Articles of Incorporation or Regulations, applicable law (including the OGCL), any insurance policy, any contract or otherwise.

Directors and Officers Insurance

Registrant maintains, and in the future may continue to maintain, insurance policies under which  present or former directors and officers are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that may be imposed as a result of such actions, suits or proceedings, to which these individuals are parties by reason of being or having been directors or officers of Registrant.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement and made a part hereof:

Exhibit No.	Description

4.1
Amended Articles of Incorporation of Registrant, as filed with the Ohio Secretary of State on October 13, 1998 (incorporated herein by reference to Exhibit 3(a) to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1998 (SEC File No. 0-4016))

4.2
Code of Regulations of Registrant (reflecting all amendments) (incorporated herein by reference to Exhibit 3(b) to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2000 (SEC File No. 001-08399))

5.1	Opinion of Dale T. Brinkman, General Counsel of Registrant, as to the validity of the securities being registered (filed herewith)

Exhibit No.	Description

10.1
Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (amendment and restatement effective as of November 1, 2008) (incorporated herein by reference to Exhibit 10.8 to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2008 (SEC File No. 001-08399))

10.2
First Amendment to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (First Amendment effective as of June 26, 2013; performance goals approved by shareholders on September 26, 2013) (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated and filed on October 1, 2013 (SEC File No. 001-08399))

10.3
Second Amendment to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (Second Amendment approved by shareholders and effective September 26, 2013) (incorporated herein by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated and filed on October 1, 2013 (SEC File No. 001-08399))

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP) (filed herewith)

23.2	Consent of Independent Auditor (KPMG LLP) with respect to consolidated financial statements of Worthington Armstrong Venture (filed herewith)

23.3	Consent of Dale T. Brinkman, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney of Directors and Executive Officers of Worthington Industries, Inc. (filed herewith)

Item 9.                 Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on October 10, 2013.

WORTHINGTON INDUSTRIES, INC.

By:	/s/John P. McConnell
John P. McConnell, Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 2013.

Signature	Title

/s/ John P. McConnell John P. McConnell	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ B. Andrew Rose B. Andrew Rose	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard G. Welch Richard G. Welch	Controller (Principal Accounting Officer)

/s/ Kerrii B. Anderson * Kerrii B. Anderson	Director

Signature	Title

/s/ John B. Blystone * John B. Blystone	Director

/s/ Mark C. Davis * Mark C. Davis	Director

/s/ Michael J. Endres * Michael J. Endres	Director

/s/ Ozey K. Horton, Jr. * Ozey K. Horton, Jr.	Director

/s/ Peter Karmanos, Jr. * Peter Karmanos, Jr.	Director

/s/ Carl A. Nelson, Jr. * Carl A. Nelson, Jr.	Director

/s/ Sidney A. Ribeau * Sidney A. Ribeau	Director

/s/ Mary Schiavo * Mary Schiavo	Director

______________________

*The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the directors of the Registrant identified above pursuant to powers of attorney executed by the directors identified above, which powers of attorney are filed with this Registration Statement on Form S-8 within Exhibit 24.1.

*By:	/s/John P. McConnell John P. McConnell, Attorney-in-Fact	Date: October 10, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Amended Articles of Incorporation of Worthington Industries, Inc., as filed with the Ohio Secretary of State on October 13, 1998 (incorporated herein by reference to Exhibit 3(a) to the Quarterly Report on Form 10-Q of Worthington Industries, Inc. for the quarterly period ended August 31, 1998 (SEC File No. 0-4016))

4.2
Code of Regulations of Worthington Industries, Inc. (reflecting all amendments) (incorporated herein by reference to Exhibit 3(b) to the Quarterly Report on Form 10-Q of Worthington Industries, Inc. for the quarterly period ended August 31, 2000 (SEC File No. 001-08399))

5.1	Opinion of Dale T. Brinkman, General Counsel of Worthington Industries, Inc., as to the validity of the securities being registered (filed herewith)

10.1
Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (amendment and restatement effective as of November 1, 2008) (incorporated herein by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q of Worthington Industries, Inc. for the quarterly period ended November 30, 2008 (SEC File No. 001-08399))

10.2
First Amendment to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (First Amendment effective as of June 26, 2013; performance goals approved by shareholders on September 26, 2013) (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Worthington Industries, Inc. dated and filed on October 1, 2013 (SEC File No. 001-08399))

10.3
Second Amendment to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (Second Amendment approved by shareholders and effective September 26, 2013) (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Worthington Industries, Inc. dated and filed on October 1, 2013 (SEC File No. 001-08399))

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP) (filed herewith)

23.2	Consent of Independent Auditor (KPMG LLP) with respect to consolidated financial statements of Worthington Armstrong Venture (filed herewith)

23.3	Consent of Dale T. Brinkman, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney of Directors and Executive Officers of Worthington Industries, Inc. (filed herewith)